CONFORMED COPY         Exhibit 4.2

$2,150,000,000 ADDITIONAL FACILITY AP ACCESSION AGREEMENT

To:	The Bank of Nova Scotia as Facility Agent and Security Agent

From:
The persons listed in Schedule 1 to this Additional Facility AP Accession Agreement (the Additional Facility AP Lenders) such defined term to include any lender which becomes a New Lender in respect of Facility AP, by the execution by the Facility Agent of a Transfer Agreement substantially in the form set out in Schedule 3 (Transfer Agreement) to this Additional Facility AP Accession Agreement.

Date: 2 February 2017
UPC Broadband Holding B.V. (formerly known as UPC Distribution Holding B.V.) - €1,072,000,000 Term Credit Agreement dated 16 January 2004 as amended from time to time (the “Credit Agreement”)

1.	In this Additional Facility AP Accession Agreement:
Facility AP means the $2,150,000,000 term loan facility made available under this Additional Facility AP Accession Agreement.
Facility AP Advance means each US Dollar denominated advance made to UPC Financing by the Additional Facility AP Lenders under Facility AP.
Facility AP Commitment means, in relation to an Additional Facility AP Lender, the amount in US Dollars set opposite its name under the heading “Facility AP Commitment” in Schedule 1 (Additional Facility AP Lender and Commitments) to the counterpart of this Additional Facility AP Accession Agreement executed by that Additional Facility AP Lender, to the extent not cancelled, transferred, or reduced under the Credit Agreement.
Fee and Syndication Letter means the fee and syndication letter dated 26 January 2017 between the Borrower, UPC Broadband and certain Mandated Lead Arrangers (as defined therein).
“Liberty Global Reference Agreement” means any or all of (i) the credit agreement dated 1 August 2007 between, among others, Telenet NV as borrower and The Bank of Nova Scotia as facility agent; (ii) the credit agreement dated 7 June 2013 between (among others) Virgin Media Investment Holdings Limited as borrower and The Bank of Nova Scotia as facility agent; (iii) the credit agreement dated 27 January 2014 between (among others) Ziggo B.V. as borrower and The Bank of Nova Scotia as facility agent; (iv) the credit agreement dated 28 September 2006 between (among others) All3Media Finance Limited as borrower and The Royal Bank of Scotland plc as facility agent; (v) the credit agreement dated 5 March 2015 between (among others) Ziggo Secured Finance B.V. as SPV borrower and The Bank of Nova Scotia as facility agent; (vi) the indenture dated 23 December 2015 in respect of the €420,000,000 4.625% senior secured notes due 2026 issued by Unitymedia Hessen GMBH & Co KG and Unitymedia NRW GmbH; (vii) Annex I (Additional Definitions) and Annex II (Covenants) of the credit agreement dated

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16 May 2016 entered into between, among others, LGE Coral Holdco Limited as finco, Sable International Finance Limited and Coral-US Co-Borrower LLC as initial borrowers and The Bank of Nova Scotia as administrative agent and (to the extent not covered in the Annexes) the specific provisions relating to that credit agreement set out in Schedule 6 (Additional Amendments, Waivers, Consents and Other Modifications), Schedule 7 (Fourth Amendments, Waivers, Consents and Other Modifications) and/or Schedule 8 (Fifth Amendments, Waivers, Consents and Other Modifications) to this Additional Facility AP Accession Agreement; (viii) the facilities agreement dated 6 October 2016 in respect of the advance of certain proceeds of the £350,000,000 5.5% receivables financing notes due 2024 issued by Virgin Media Receivables Financing Notes I Designated Activity Company and (ix) the indenture dated 23 September 2016 in respect of the $2,000,000,000 5.5% senior secured notes due 2027 and the €775,000,000 4.25% senior secured notes due 2027 issued by Ziggo Secured Finance B.V. and (x) the indenture described in the offering memorandum dated 18 January 2017 in respect of the £675,000,000 5% senior secured notes due 2027 to be issued by Virgin Media Secured Finance PLC (in each case as amended from time to time up to the date of this Additional Facility AP Accession Agreement).
Majority Additional Facility AP Lenders means Additional Facility AP Lenders, the aggregate of whose Facility AP Commitments exceed 50 per cent. of the aggregate of the Facility AP Commitments of all Additional Facility AP Lenders.
Total Additional Facility AP Commitment means, at any time, the aggregate of the Facility AP Commitments.

2.
Unless otherwise defined in this Additional Facility AP Accession Agreement, terms defined in the Credit Agreement shall have the same meaning in this Additional Facility AP Accession Agreement and a reference to a Clause is a reference to a Clause of the Credit Agreement. The principles of construction set out in Clause 1.2 (Construction) of the Credit Agreement apply to this Additional Facility AP Accession Agreement as though they were set out in full in this Additional Facility AP Accession Agreement.

3.	We refer to Clause 2.3 (Additional Facilities) of the Credit Agreement.

4.
This Additional Facility AP Accession Agreement will take effect on the date on which the Facility Agent notifies UPC Broadband and the Additional Facility AP Lenders that it has received the documents and evidence set out in Schedule 2 (Conditions Precedent) to this Additional Facility AP Accession Agreement, in each case in form and substance satisfactory to it (acting reasonably) or, as the case may be, the requirement to provide any such documents or evidence has been waived by the Facility Agent on behalf of the Majority Additional Facility AP Lenders (the Effective Date).

5.	We, the Additional Facility AP Lenders, agree:

(a)	to become party to and to be bound by the terms of the Credit Agreement as Lenders in accordance with Clause 2.3 (Additional Facilities) of the Credit Agreement; and

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(b)
to become party to the Intercreditor Agreement as Lenders and to observe, perform and be bound by the terms and provisions of the Intercreditor Agreement in the capacity of Lender in accordance with Clause 29.3 (Transfers by the Lenders) of the Credit Agreement.

6.
The Additional Facility Commitment in relation to an Additional Facility AP Lender (for the purpose of the definition of Additional Facility Commitment in Clause 1.1 (Definitions) of the Credit Agreement) is its Facility AP Commitment.

7.	Any interest due in relation to Facility AP will be payable on the last day of each Interest Period and otherwise in accordance with Clause 11 (Interest) of the Credit Agreement.

8.
The Additional Facility Availability Period for Facility AP shall be the period from and including the Effective Date up to and including the date falling 45 Business Days after the Effective Date. At the end of the Availability Period for Facility AP, the Available Commitments in respect of Facility AP shall automatically be cancelled and the Available Commitments in respect of Facility AP for each Additional Facility AP Lender shall automatically be reduced to zero.

9.	Facility AP may be drawn by up to three Advances and no more than three Requests may be made in respect of Facility AP under the Credit Agreement.

10.	The first Interest Period to apply to each Facility AP Advance will be a period equal to the period commencing on the applicable Utilisation Date and ending on 15 February 2017.

11.
Each Facility AP Advance will be used for general corporate purposes and working capital purposes, including the repayment or prepayment of existing indebtedness and the payment of any fees and expenses in connection with Facility AP or other transactions related thereto.

12.	The Final Maturity Date in respect of Facility AP will be 15 April 2025. Any outstanding Advance under Facility AP shall be repaid in full on the Final Maturity Date.

13.	Each outstanding Facility AP Advance will be repaid in full on the Final Maturity Date.

14.	The Margin in relation to Facility AP is 2.75 per cent. per annum.

15.	The Borrower in relation to Facility AP is UPC Financing.

16.	Facility AP is made available as a term loan.

17.
The interest rate for Facility AP will be calculated in accordance with Clause 11.1 (Interest rate) of the Credit Agreement, being the sum of LIBOR and the applicable Margin. For the avoidance of doubt, each party to this Agreement accepts and acknowledges that LIBOR has the meaning given to it under Clause 1.1 (Definitions) of the Credit Agreement and that if, at the time of calculation, the rate is determined to be below zero per cent, then LIBOR will be deemed to be zero per cent.

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18.	If on or prior to the date falling 6 months after the date of this Additional Facility AP Accession Agreement (but not otherwise) the Borrower:

(a)
makes any prepayment of Facility AP in connection with any Repricing Transaction (as defined below) other than where such prepayment is funded by the issuance of notes by any member of the Borrower Group or a special purpose vehicle which on-lends the proceeds of such notes to a member of the Borrower Group; or

(b)
effects any amendment of this Additional Facility AP Accession Agreement or the Credit Agreement, other than, for the avoidance of doubt, any amendments contemplated by Schedule 6 (Additional Amendments, Waivers, Consents and Other Modifications), Schedule 7 (Fourth Amendments, Waivers, Consents and Other Modifications) and/or Schedule 8 (Fifth Amendments, Waivers, Consents and Other Modifications) resulting in a Repricing Transaction, the Borrower shall, in each case, pay to the Facility Agent, for the account of each applicable Additional Facility AP Lender,

(c)
in the case of paragraph (a) above, a prepayment fee equal to 1.00 per cent. flat on the amount of that Additional Facility AP Lender’s Facility AP Advances which are prepaid and such prepayment fee shall be due and payable on the date of such prepayment; and

(d)
in the case of paragraph (b) above, a prepayment fee equal to 1.00 per cent. flat on the aggregate amount of the Facility AP Advances of each Additional Facility AP Lender that shall have been the subject of a mandatory assignment under the Credit Agreement following the failure of such Additional Facility AP Lender to consent to such amendment on or prior to the date falling 6 months after the date of this Additional Facility AP Accession Agreement and such prepayment fee shall be due and payable on the effective date of such assignment.

In this paragraph:
“Repricing Transaction” means the prepayment or refinancing of all or a portion of the Facility AP Advances with any long term bank debt financing incurred for the primary purpose of repaying, refinancing, substituting or replacing the Facility AP Advances which has (or any amendment to this Additional Facility AP Accession Agreement or the Credit Agreement which results in) an effective interest cost or weighted average yield (as determined by the Facility Agent consistent with generally accepted financial practice and, in any event, excluding any arrangement or commitment fees in connection therewith) that is less than the interest rate for or weighted average yield (as determined by the Facility Agent (acting reasonably) on the same basis) of the Facility AP Advances.

19.
(a)    Provided that any upsizing of Facility AP permitted under this paragraph will not breach any term of the Credit Agreement, Facility AP may be upsized by any amount, by the signing of one or more further Additional Facility AP Accession Agreements, that specify (along with the other terms specified therein) UPC Financing as the sole Borrower and which specify Additional Facility AP

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Commitments denominated in US Dollars, to be drawn in US Dollars, with the same Final Maturity Date and Margin as specified in this Additional Facility AP Accession Agreement.

(a)
For the purposes of this paragraph 19 (unless otherwise specified), references to Additional Facility AP Lenders and Facility AP Advances shall include Lenders and Advances made under any such further and previous Additional Facility AP Accession Agreement.

(b)
Where any Facility AP Advance has not already been consolidated with any other Facility AP Advance, on the last day of any Interest Period for that unconsolidated Facility AP Advance, that unconsolidated Facility AP Advance will be consolidated with any other consolidated Facility AP Advance which has an Interest Period ending on the same day as that unconsolidated Facility AP Advance, and all such Facility AP Advances will then be treated as one Advance.

20.
For the purposes of any amendment or waiver, consent or other modification (including with respect to any existing Default or Event of Default) that may be sought by UPC Broadband and UPC Financing under the Credit Agreement or any other Finance Document on or after the date of this Additional Facility AP Accession Agreement, the Additional Facility AP Lenders hereby consent to any and all of the following:

(a)
any and all of the items set out in Schedule 6 (Additional Amendments, Waivers, Consents and Other Modifications), Schedule 7 (Fourth Amendments, Waivers, Consents and Other Modifications) and/or Schedule 8 (Fifth Amendments, Waivers, Consents and Other Modifications) of this Agreement; and

(b)
any consequential amendment, waiver, consent or other modification, whether effected by one instrument or through a series of amendments, to the Credit Agreement or any other Finance Document to be made either to implement the changes envisaged in Schedule 6 (Additional Amendments, Waivers, Consents and Other Modifications), Schedule 7 (Fourth Amendments, Waivers, Consents and Other Modifications) and/or Schedule 8 (Fifth Amendments, Waivers, Consents and Other Modifications) of this Additional Facility AP Accession Agreement or to conform any Finance Document to Schedule 6 (Additional Amendments, Waivers, Consents and Other Modifications), Schedule 7 (Fourth Amendments, Waivers, Consents and Other Modifications) and/or Schedule 8 (Fifth Amendments, Waivers, Consents and Other Modifications) of this Additional Facility AP Accession Agreement; and/or

(c)
any other amendment, waiver, consent or modification, whether effected by one instrument or through a series of amendments, to the Credit Agreement or any other Finance Document to be made to conform any Finance Document to any Liberty Global Reference Agreement (provided that any amendment, waiver, consent or modification to conform the Credit Agreement or any other Finance Document to the Liberty Global Reference Agreement referred to at paragraph (iii) and (v) of that definition, shall be limited to those that are mechanical in nature unless specifically referenced in Schedule 6 (Additional Amendments, Waivers, Consents and Other Modifications), Schedule 7 (Fourth Amendments,

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Waivers, Consents and Other Modifications) and/or Schedule 8 (Fifth Amendments, Waivers, Consents and Other Modifications) of this Additional Facility AP Accession Agreement and provided further that any amendment, waiver, consent or modification to conform the Credit Agreement or any other Finance Document to any Liberty Global Reference Agreement referred to at paragraphs (vi) to (x) of that definition shall be limited to any amendment, waiver, consent or modification which is specifically referenced in Schedule 6 (Additional Amendments, Waivers, Consents and Other Modifications), Schedule 7 (Fourth Amendments, Waivers, Consents and Other Modifications) and/or Schedule 8 (Fifth Amendments, Waivers, Consents and Other Modifications) of this Additional Facility AP Accession Agreement), and, in each case, any consequential amendments, waivers, consents or modifications), and this Additional Facility AP Accession Agreement shall constitute each Additional Facility AP Lenders' irrevocable and unconditional written consent in respect of such amendments, waivers, consent or other modifications to the Finance Documents for the purposes of Clause 28 (Amendments and Waivers) of the Credit Agreement and any clause in any other Finance Document relating to amendments of that Finance Document without any further action required on the part of any Party or any party to the Intercreditor Agreement.

21.
Each Additional Facility AP Lender hereby acknowledges and agrees that the Facility Agent may, but shall not be required to, send to the Additional Facility AP Lender any further formal amendment request in connection with all, or any of the proposed amendments set out under paragraph 20 above and the Facility Agent shall be authorised to consent on behalf of each Additional Facility AP Lender, as a Lender under one or more Additional Facilities, to any such proposed amendments set out under paragraph 20 above (and the Facility Agent and the Security Agent shall be authorized to enter into any necessary documentation in connection with the same), and such consent shall be taken into account in calculating whether the Majority Lenders, or the relevant requisite Lenders, have consented to the relevant amendments and/or waivers or other modifications to the Finance Documents in accordance with Clause 28 (Amendments and Waivers) of the Credit Agreement and any clause relating to amendments in any other Finance Document.

22.
The Additional Facility AP Lenders hereby waive receipt of any fee in connection with the foregoing consent, notwithstanding that other consenting Lenders under the Credit Agreement may be paid a fee in consideration of such Lenders' consent to any or all of the foregoing amendments, waivers, consents or other modifications.

23.
On each Utilisation Date in respect of Facility AP, each of UPC Broadband and UPC Financing confirms, on behalf of themselves and each other Obligor, that the representations and warranties set out in Clause 18 (Representations and Warranties) of the Credit Agreement (with the exception of Clauses 18.5 (Non-violation), 18.6 (Consents), 18.7 (No Default), 18.9 (Financial condition), 18.10 (Environmental), 18.11 (Security Interests), 18.12(b) (Litigation and insolvency proceedings), 18.13 (Tax liabilities), 18.14 (Ownership of assets), 18.16 (ERISA), 18.17 (United States Regulations), 18.18 (Anti-Terrorism Laws) and 18.20 (UPC Financing)) are true and correct in all material respects as if made at the first Utilisation Date in respect of Facility

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AP with reference to the facts and circumstances then existing, and as if each reference to the Finance Documents includes a reference to this Additional Facility AP Accession Agreement.

24.	Each Additional Facility AP Lender confirms to each Finance Party that:

(a)
it has made its own independent investigation and assessment of the financial condition and affairs of each Obligor and its related entities in connection with its participation in the Credit Agreement and has not relied on any information provided to it by a Finance Party in connection with any Finance Documents; and

(b)
it will continue to make its own independent appraisal of the creditworthiness of each Obligor and its related entities while any amount is or may be outstanding under the Credit Agreement or any Additional Facility Commitment is in force.

25.
Each of the Additional Facility AP Lenders agrees that without prejudice to Clause 29.4 (Procedure for novations) of the Credit Agreement, each New Lender (as defined in the relevant Transfer Agreement referred to below) shall become, by the execution by the Facility Agent of a Transfer Agreement substantially in the form of Schedule 3 (Transfer Agreement) to this Additional Facility AP Accession Agreement, bound by the terms of this Additional Facility AP Accession Agreement as if it were an original party hereto as an Additional Facility AP Lender and shall acquire the same rights, grant the same consents and assume the same obligations towards the other parties to this Additional Facility AP Accession Agreement as would have been acquired, granted and assumed had the New Lender been an original party to this Additional Facility AP Accession Agreement as an Additional Facility AP Lender.

26.
We, the Additional Facility AP Lenders, acknowledge and agree that the Lender Asset Security Release Confirmation has been delivered by the Facility Agent to the Lenders and that the Security Trustee is therefore irrevocably authorised in accordance with Clause 19.29(a) (Asset Security Release) of the Credit Agreement to execute such documents as may be required to ensure that the Security (other than (i) any Security required to be granted under paragraph (b)(ii) of the definition of “80% Security Test” and (ii) any Security provided over any account in connection with a Borrower providing cash cover for a Documentary Credit or an Ancillary Facility pursuant to Clause 6.9(a) (Cash Cover by Borrower) and Clause 1.2(a)(iv) (Construction) of the Credit Agreement) is released.

27.
The Facility Office and address for notices of each Additional Facility AP Lender for the purposes of Clause 36.2 (Addresses for notices) of the Credit Agreement will be that notified by each Additional Facility AP Lender to the Facility Agent.

28.	This Additional Facility AP Accession Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.

29.
This Additional Facility AP Accession Agreement may be executed in any number of counterparts, and by each party on separate counterparts. Each counterpart is an original, but all counterparts shall together constitute one and the same instrument. Delivery of an executed counterpart signature page of this Additional Facility AP Accession Agreement

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by email (PDF) or telecopy shall be as effective as delivery of a manually executed counterpart of this Additional Facility AP Accession Agreement.

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SCHEDULE 1
ADDITIONAL FACILITY AP LENDERS

Additional Facility AP Lender	Facility AP Commitment ($)
The Bank of Nova Scotia	2,150,000,000
Total	2,150,000,000

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SCHEDULE 2
CONDITIONS PRECEDENT DOCUMENTS

1.	Constitutional Documents

(a)
A copy of the constitutional documents of each Obligor (other than UPC Financing) and the partnership agreement of UPC Financing or, if the Facility Agent already has a copy, a certificate of an authorised signatory of the relevant Obligor confirming that the copy in the Facility Agent's possession is still correct, complete and in full force and effect as at a date no earlier than the date of this Additional Facility AP Accession Agreement.

(b)	An extract of the registration of each Obligor established in the Netherlands in the trade register of the Dutch Chamber of Commerce.

2.	Authorisations

(a)
A copy of a resolution of the board of managing and, to the extent applicable, board of supervisory directors (or equivalent) and, to the extent that a shareholders' resolution is required, a copy of the shareholders' resolution of each Obligor:

(i)
approving the terms of and the transactions contemplated by this Additional Facility AP Accession Agreement and (in the case of each of UPC Broadband and UPC Financing) resolving that it execute the same (and, in the case of the Guarantors and the Charging Entities (as defined in the Intercreditor Agreement) resolving that it execute the confirmation described at paragraph 4 below; and

(ii)
(in the case of UPC Broadband and UPC Financing) authorising the issuance of a power of attorney to a specified person or persons to execute this Additional Facility AP Accession Agreement on its behalf and (in the case of the Guarantors and the Charging Entities (as defined in the Intercreditor Agreement)) authorising the issuance of a power of attorney to a specified person or persons to execute the confirmation described in paragraph 4 below.

(b)
A specimen of the signature of each person authorised pursuant to its constitutional documents or to the power of attorney referred to in paragraph (a) above to sign this Additional Facility AP Accession Agreement or the confirmation described in paragraph 4 below (as appropriate).

(c)
A certificate of an authorised signatory of UPC Broadband, each Guarantor and each Charging Entity certifying that each copy document specified in this Schedule and supplied by UPC Broadband, each Guarantor and each Charging Entity is correct, complete and in full force and effect as at a date no earlier than the date of this Additional Facility AP Accession Agreement.

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(d)
A copy of any other authorisation or other document, opinion or assurance which the Facility Agent has notified UPC Broadband is necessary in connection with the entry into and performance of, and the transactions contemplated by, this Additional Facility AP Accession Agreement or for the validity and enforceability of this Additional Facility AP Accession Agreement.

3.	Legal opinions

(e)	A legal opinion of Allen & Overy LLP, English legal advisers to the Facility Agent, addressed to the Finance Parties.

(f)	A legal opinion of Allen & Overy LLP, Dutch legal advisers to the Facility Agent, addressed to the Finance Parties.

(g)	A legal opinion of Allen & Overy LLP, New York legal advisers to the Facility Agent, addressed to the Finance Parties.

4.	Other documents

(h)
Confirmation (in writing) from (i) each of the Guarantors that its obligations under Clause 17 (Guarantee) of the Credit Agreement and (ii) each of the Charging Entities (as defined in the Intercreditor Agreement) that the Security Interests granted to the Beneficiaries pursuant to the Security Documents and its obligations under the Finance Documents, shall continue unaffected and that such obligations extend to the Total Commitments as increased by the addition of Facility AP and that such obligations shall be owed to each Finance Party including the Additional Facility AP Lenders.

(i)	A duly executed copy of the Fee and Syndication Letter.

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SCHEDULE 3
TRANSFER AGREEMENT

1.	Assignment and Assumption
This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the][each]1 Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each]2 Assignee identified in item 2 below ([the][each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees]3 hereunder are several and not joint.]4 Capitalised terms used but not defined herein shall have the meanings given to them in the Senior Facilities Agreement identified below (as amended, the “Senior Facilities Agreement”), receipt of a copy of which is hereby acknowledged by [the][each] Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.
For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns absolutely to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Senior Facilities Agreement, as of the Effective Date inserted by the Facility Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Senior Facilities Agreement and any other documents or instruments delivered (including the Security Documents) pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the respective facilities identified below (including without limitation any letters of credit or guarantees included in such facilities), and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any person, whether known or unknown, arising under or in connection with the Senior Facilities Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to paragraph (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to paragraphs (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”). Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor.

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_______________
1 For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language. If the assignment is from multiple Assignors, choose the second bracketed language.
2 For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language. If the assignment is from multiple Assignors, choose the second bracketed language.
3 Select as appropriate.
4 Include bracketed language if there are either multiple Assignors or multiple Assignees.

1. Assignor[s]:

[Assignor [is] [is not] a Defaulting Lender]
2. Assignee[s]:
[for each Assignee, indicate [Affiliate][other]
3. Borrower(s):
4. Facility Agent:	[●], as the facility agent under the Senior Facilities Agreement
5. Senior Facilities Agreement:	[The [amount] Senior Facilities Agreement dated as of [●] among [name of Borrower(s)], the Lenders parties thereto and [name of Facility Agent], as Facility Agent]
6. Assigned Interest[s]:
Assignor[s][5]	Assignee[s][6]	Facility Assigned[7]	Aggregate Amount of Commitment/ Advances for all Lenders[8]	Amount of Commitment Advances Assigned	Percentage Assigned of Commitment/ Advances[9]	CUSIP Number
$	$	%
$	$	%
$	$	%
_______________
5 List each Assignor, as appropriate.
6 List each Assignee, as appropriate.
7 Fill in the appropriate terminology for the types of facilities under the Senior Facilities Agreement that are being assigned under this Assignment.
8 Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.
9 Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

2.	Accession to the Intercreditor Agreement

We further refer to clause 22.3 (Change of Senior Lender, Pari Passu Creditors, Second Lien Lender and Noteholders) of the Intercreditor Agreement. In consideration of the New Lender being accepted as a Senior Lender for the purposes of the Intercreditor Agreement (and as defined therein), the New Lender confirms that, as from the [ ], it will be party to the Intercreditor Agreement as a Senior Lender, and undertakes to perform all the obligations expressed in the Intercreditor Agreement to be assumed by a Senior Lender and agrees that it shall be bound by

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all the provisions of the Intercreditor Agreement, as if it had been an original party to the Intercreditor Agreement.

[7. Trade Date:	][10]

Effective Date: _____________ ___, 20___ [TO BE INSERTED BY FACILITY AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]
The terms set forth in this Assignment and Assumption are hereby agreed to:
ASSIGNOR[S]11
[NAME OF ASSIGNOR]

By:
Title:

[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE[S]12
[NAME OF ASSIGNEE]

By:
Title:

[NAME OF ASSIGNEE]

By:
Title:
_______________
10 To be completed if the Assignor(s) and the Assignee(s) intend that the minimum assignment amount is to be determined as of the Trade Date.
11 Add additional signature blocks as needed.
12 Add additional signature blocks as needed.

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ADMINISTRATIVE AND FACILITY OFFICE DETAILS
Facility Office Address:
Please provide administrative details of the Assignee, to the extent such details have not been provided to the Facility Agent by way of a prior administrative form.
Administrative Office Address:
Contact Name:
Account for Payments:
Fax:
Telephone:13

[Accepted:

[NAME OF FACILITY AGENT], as
Facility Agent

By:
Title:

[NAME OF SECURITY AGENT], as
Security Agent

By:
Title:

[Consented to:]14

[NAME OF RELEVANT PARTY]

By:
Title:

WARNING: PLEASE SEEK DUTCH LEGAL ADVICE (I) UNTIL THE COMPETENT AUTHORITY PUBLISHES ITS INTERPRETATION OF THE TERM "PUBLIC" (AS
_______________
13 To be replicated for each Assignee.
14 To be added only if the consent of the Parent and/or other parties (e.g. L/C Bank) is required by the terms of the Senior Facilities Agreement.

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REFERRED TO IN ARTICLE 4.1(1) OF THE CAPITAL REQUIREMENTS REGULATION (EU/575/2013)), IF ANY AMOUNT LENT TO A DUTCH BORROWER IS TO BE ASSIGNED WHICH IS LESS THAN EUR100,000 (OR ITS EQUIVALENT IN ANOTHER CURRENCY) AND (II) AS SOON AS THE COMPETENT AUTHORITY PUBLISHES ITS INTERPRETATION OF THE TERM "PUBLIC", IF THE NEW LENDER IS CONSIDERED TO BE PART OF THE PUBLIC ON THE BASIS OF THAT INTERPRETATION.

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ANNEX 1
[__________________]15
STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION

1.	Representations and Warranties

(a)
Assignor[s]. [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and (iv) it is [not] a Defaulting Lender; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Senior Facilities Agreement or any other Finance Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Finance Documents or any collateral thereunder, (iii) the financial condition of the Obligors, any of its Subsidiaries or Affiliates or any other person obligated in respect of any Finance Document, or (iv) the performance or observance by the Obligors, any of their Subsidiaries or Affiliates or any other person of any of their respective obligations under any Finance Document.

(b)
Assignee[s]. [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Senior Facilities Agreement, (ii) it meets all the requirements to be an assignee under Clause 29.3 (Transfers by Lenders) of the Senior Facilities Agreement (subject to such consents, if any, as may be required under Clause 29.3 (Transfers by Lenders) of the Senior Facilities Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Senior Facilities Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Senior Facilities Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Clause 19.2 (Financial Information) thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon the Facility Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to

_______________
15 Describe Senior Facilities Agreement at option of Facility Agent.

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purchase [the][such] Assigned Interest, and (vii) [if it is a Treaty Lender] attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Senior Facilities Agreement, duly completed and executed by [the][such] Assignee; and (b) agrees that (i) it will, independently and without reliance on the Facility Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Finance Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Finance Documents are required to be performed by it as a Lender.

2.	Payments
From and after the Effective Date, the Facility Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignor for amounts which have accrued to but excluding the Effective Date and to [the][the relevant] Assignee for amounts which have accrued from and after the Effective Date.16 Notwithstanding the foregoing, the Facility Agent shall make all payments of interest, fees or other amounts paid or payable in kind from and after the Effective Date to [the][the relevant] Assignee.

3.	General Provisions
This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, English Law.

_______________
16 The Facility Agent should consider whether this method conforms to its systems. In some circumstances, the following alternative language may be appropriate:
“From and after the Effective Date, the Facility Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignee whether such amounts have accrued prior to, on or after the Effective Date. The Assignor[s] and the Assignee[s] shall make all appropriate adjustments in payments by the Facility Agent for period prior to the Effective Date or with respect to the making of this assignment directly between themselves.”

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SCHEDULE 4
[INTENTIONALLY LEFT BLANK]

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SCHEDULE 5
[INTENTIONALLY LEFT BLANK]

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SCHEDULE 6
ADDITIONAL AMENDMENTS, WAIVERS, CONSENTS AND OTHER MODIFICATIONS
All references to Clauses, Paragraphs, Schedules and definitions contained in this Schedule 6 are to Clauses, Paragraphs, Schedules and definitions of the Credit Agreement. All capitalised terms used in this Schedule but not defined shall have the meanings given to such terms in the Credit Agreement.
In this Schedule, references to “recent Liberty precedent” shall be construed to mean any Liberty Global Reference Agreement.

1.
Transfers: amend Clause 29.3 (Transfers by Lenders) of the Credit Agreement to provide that the consent of UPC Broadband or a Borrower is not required for any assignment, transfer or novation by a Lender if an Event of Default is outstanding pursuant to any of Clauses 21.2 (Non-payment), 21.6 (Insolvency), 21.7 (Insolvency Proceedings), 21.9 (Creditors’ Process) or 21.10 (Similar Proceedings) only (rather than if any Event of Default is outstanding).

2.
New RCF Maintenance Covenant: amend the Credit Agreement to provide that: amendments and waivers of Clauses 20.2 (Financial Ratio) to 20.4 (Cure provisions) and Clause 21.18 (Acceleration Following Financial Ratio Breach) shall only be made with the consent of UPC Broadband and the Composite Revolving Facility Instructing Group and shall not require the consent of any other Finance Party.

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SCHEDULE 7
FOURTH AMENDMENTS, WAIVERS, CONSENTS AND OTHER MODIFICATIONS
All references to Clauses, Paragraphs, Schedules and definitions contained in this Schedule 7 are to Clauses, Paragraphs, Schedules and definitions of the Credit Agreement. All capitalised terms used in this Schedule but not defined shall have the meanings given to such terms in the Credit Agreement.
In this Schedule, references to “recent Liberty precedent” shall be construed to mean any Liberty Global Reference Agreement.

1.	Permitted Financing Action: amend the Credit Agreement to:

(a)
provide that any Financial Indebtedness incurred pursuant to a Permitted Financing Action is “Permitted Financial Indebtedness”; any distribution, dividend, transfer of assets, loan or other payment reasonably required to consummate any Permitted Financing Action is a “Permitted Payment”; and

(b)	add a definition of “Permitted Financing Action” to the Credit Agreement as follows:
“Permitted Financing Action” means, to the extent that any incurrence of Financial Indebtedness is permitted under Clause 19.13 (Restrictions on Financial Indebtedness) of the Credit Agreement, any transaction to facilitate or otherwise in connection with a cashless rollover of one or more lenders’ or investors’ commitments or funded Financial Indebtedness in relation to the incurrence of that Financial Indebtedness.

2.
EBITDA: amend the definition of EBITDA under the Credit Agreement to provide that the amount of fees and related expenses in relation to any Intra-Group Services paid in a relevant Ratio Period to any Restricted Person can be added (at UPC Broadband’s option) to the operating income of the Borrower Group for that Ratio Period.

3.	Intra-Group Services: amend the definition of Intra-Group Services under the Credit Agreement to add the following language after the first proviso in parenthesis:

4.
“(or, in the event that there are no comparable transactions to apply for comparative purposes, is otherwise on terms that, taken as a whole, UPC Broadband or any Permitted Affiliate Parent has conclusively determined in good faith to be fair to that member of the Borrower Group)”.

5.	Management Fees/Parent:

(a)	delete the definition of Management Fees under the Credit Agreement and replace it with a definition as follows:

“Management Fees” means any management, consultancy, stewardship or other similar fees payable by any member of the Borrower Group to any Restricted Person, including any fees, charges and related expenses incurred by any Parent on behalf of and/or charged to any member of the Borrower Group.

(b)	add a definition of “Parent” to the Credit Agreement as follows:
“Parent” means (i) the Ultimate Parent, (ii) any Subsidiary of the Ultimate Parent of which UPC Broadband or any Permitted Affiliate Parent is a Subsidiary (including, for the avoidance of doubt, the Spin Parent and any Subsidiary of the Spin Parent following any Spin-Off) and (iv) any Joint Venture Parent, any Subsidiary of the Joint Venture Parent and any Parent Joint Venture Holders following any Parent Joint Venture Transaction.

6.
Post-Closing Reorganisation: amend the Credit Agreement to provide that (a) any Financial Indebtedness with Affiliates reasonably required to effect or consummate any Post-Closing Reorganisation is “Permitted Financial Indebtedness”, (b) any distribution, dividend, transfer of assets, loan or other payment reasonably required to consummate any Post-Closing Reorganisation is a “Permitted Payment” and (c) the definition of Holding Company Expenses shall include any fees and expenses payable by any Parent in connection with a Post-Closing Reorganisation, provided that “Parent” shall have the meaning given to it in paragraph 5(b) above.

7.	Permitted Payments: amend the definition of Permitted Payment to include the following limbs in addition to the existing “Permitted Payments”:

(a)
payments under commercial contracts entered into in the ordinary course of business between a member of the Borrower Group and a Restricted Person provided that such contracts are on arm’s-length terms or on a basis that senior management of that member of the Borrower Group reasonably believes allocates costs fairly;

(b)
any distributions (including by way of dividend) to a Parent consisting of cash, any equity interests, property or other assets of any member of the Borrower Group that is, in each case held by that member of the Borrower Group for the sole purpose of transferring such cash, equity interest, property or other assets to another member of the Borrower Group; and

(c)
payments to finance investments or other acquisitions by any Parent or any Affiliate of a Parent (other than a member of the Borrower Group ) which would otherwise be permitted to be made under Clause 19.12 (Acquisitions and mergers) or Clause 19.15 (Loans and guarantees) of the Credit Agreement if made by a member of the Borrower Group provided that: (i) such payments shall be made within 120 days of the closing of such investment or other acquisition, (ii) such Parent or Affiliate of a Parent shall prior to or promptly following the date of such payment, cause (A) all property acquired (whether assets or equity interests) to be contributed to a member of the Borrower Group or (B) the merger, amalgamation, consolidation or sale of the person formed or acquired into a member of the Borrower Group in a manner not prohibited by the Credit Agreement in order to consummate such investment or acquisition and (iii) such Parent or Affiliate of a Parent receives no consideration or other payment in connection with such transaction other than if such consideration or other payment from a member of the Borrower Group is otherwise a Permitted Payment.

8.	Permitted Financial Indebtedness:

(a)
amend the definition of Permitted Financial Indebtedness under the Credit Agreement to include, in addition to the existing “Permitted Financial Indebtedness” limbs, Financial Indebtedness incurred under borrowing facilities provided by a special purpose vehicle note issuer to a member of the Borrower Group in connection with the issuance of notes intended to be supported primarily by the payment obligations of any member of the Borrower Group in connection with any vendor financing platform otherwise permitted under the Credit Agreement; and

(b)
amend sub-paragraph (b)(xxii) of Clause 19.13 (Restrictions on Financial Indebtedness) such that any Financial Indebtedness incurred thereunder shall not be subject to a proviso that it is subject to the terms of the Intercreditor Agreement.

9.
Permitted Disposal: amend the definition of Permitted Disposal under the Credit Agreement to include in addition to the existing “Permitted Disposals” a disposal by any member of the Borrower Group of all or any of the Towers Assets and add a definition of “Towers Assets” to the Credit Agreement as follows:

“Towers Assets” means:

(a)
all present and future wireless and broadcast towers and tower sites that host or assist in the operation of plant and equipment used for transmitting telecommunications signals, being tower and tower sites that are owned by or vested in UPC Broadband or any other member of the Borrower Group and include, without limitation, any and all towers under constructions;

(b)
all rights, title, deposits (including, without limitation, deposits placed with landlords, electricity boards and transmission companies) and interest in, or over, the land property on which such towers and tower sites referred to in paragraph (a) above have been constructed or erected or installed;

(c)	all current assets relating to the towers or tower sites referred to in paragraph (a) above, whether movable, immovable or incorporeal;

(d)
all plant and equipment customarily treated by telecommunications operators as forming part of the towers or tower sites referred to in paragraph (a) above, including, in particular, but without limitation, the electricity power connections, utilities, diesel generator sets, batteries, power management systems, air conditioners, shelters and all associated civil and electrical works; and

(e)
all permits, licences, approvals, registrations, quotas, incentives, powers, authorities, allotments, consents, rights, benefits, advantages, municipal permissions, trademarks, designs, copyrights, patents and other intellectual property and powers of every kind, nature and description whatsoever, whether from government bodies or otherwise, pertaining to or relating to paragraphs (a) to (d) above.

10.
Change in Accounting Principles: amend paragraph (c)(i) of Clause 19.4 (Change in Accounting Practices) of the Credit Agreement to provide that at the time of the notice from UPC Broadband to the Facility Agent that there have been one or more changes in any accounting policies, practices or procedures (including, without limitation, any change in the basis upon which costs are capitalised or any changes resulting from UPC Broadband’s decision at any time to adopt GAAP or IFRS), UPC Broadband shall provide either (i) a statement (providing reasonable detail) confirming the changes would have no material effect on the operation of the ratios set out in Clause 20.2 (Financial ratios) or (ii) a description of the changes and the adjustments that would be required to be made to that financial information in order to cause it to reflect the accounting policies, practices or procedures prior to such change and sufficient information, in such detail and format as may be reasonably required by the Facility Agent, to enable the Lenders to make a comparison between the financial positions indicated by that financial information and by the financial information required to be delivered under Clause 19.2 (Financial information) and to further provide that following the delivery of such notice, the Majority Lenders shall have the right to request, and following any such request UPC Broadband shall use commercially reasonable efforts to provide, the statement contemplated by sub-paragraph (i) above or the description contemplated by paragraph (ii) above, as applicable, relating to the financial information required to be delivered under Clause 19.2 (Financial information) for the most recently completed quarter.

11.	Relationship with Lenders: Amend Clause 29.10 (Register) of the Credit Agreement to provide that the Register shall be maintained on behalf of all of the Parties to the Credit Agreement.

12.
Repeating Representations: in Clause 18.23 (Times for making representations and warranties) of the Credit Agreement (i) exclude the representations and warranties at Clauses 18.12(a) (Litigation and insolvency proceedings), 18.15 (Intellectual Property Rights), 18.21 (Investment Company Act) and 18.22 (Sanctions) such that they are not deemed to be made again by each relevant Obligor on the date of each Request, the first day of each Interest Period and on each Utilisation Date with reference to the facts and circumstances then existing; and (ii) delete the words “the first day of each Interest Period and”.

13.	Undertakings: amend the Credit Agreement in order that the undertakings set out at Clause 19.24 (Financial year end) are deleted.

14.
Second lien ranking debt: amend the Credit Agreement to provide that UPC Broadband may incur and secure Financial Indebtedness on a second lien ranking basis save that such Financial Indebtedness can be contractually subordinated to the rights of the Lenders, on terms comparable to, at the election of UPC Broadband, the intercreditor that relates to the Liberty Global Reference Agreement referenced under paragraph (iv) of that definition or the intercreditor agreement most recently entered into by an Affiliate of UPC Broadband prior to the incurrence of such Financial Indebtedness which provides for second lien financing (as amended from time to time) with such adjustments and amendments as agreed between UPC Broadband, the Security Agent and the Facility Agent (acting reasonably in each case).

15.
EBITDA: amend the definition of EBITDA to provide that it means, in relation to any Ratio Period, operating income (expense) plus, at UPC Broadband’s option (except with respect to paragraphs (a) and (b) of that definition), the limbs listed as add backs or deductions to that definition.

16.
Senior Secured Notes: amend the definition of Senior Secured Notes to delete paragraphs (a)(iii) and (a)(iv) and to add the following language at the end of paragraph (a)(i) “or where the incurrence of any Financial Indebtedness under such notes would otherwise be Permitted Financial Indebtedness (other than to the extent that such Financial Indebtedness is incurred by way of Senior Secured Notes pursuant to sub-paragraph (xxiii) of the definition of Permitted Financial Indebtedness)”.

17.
Permitted Security Interests: amend the definition of Permitted Security Interest to add at the end of paragraph (t)(i):  “or such Financial Indebtedness is otherwise Permitted Financial Indebtedness under paragraphs (ii) (as it relates to guarantees permitted under Clause 19.15(h) in respect of any Permitted Financial Indebtedness), (vii), (xi) (provided that at the time of the acquisition or other transaction pursuant to which such Financial Indebtedness was incurred and after giving effect to such incurrence on a pro forma basis (a) an Obligor could incur EUR 1 of debt under paragraph (xxii) of the definition of Permitted Financial Indebtedness or (b) the ratio of Senior Net Debt to Annualised EBITDA would not be greater than it was immediately prior to giving pro forma effect to such acquisition or other transaction and to the incurrence of such Financial Indebtedness), (xxii), (xxiii) and (xxiv) of the definition of Permitted Financial Indebtedness and guarantees thereof”.

18.
Permitted Second Lien Security Interests: amend the limb of the definition of the Permitted Security Interest definition to provide that Financial Indebtedness may also be secured on a second lien ranking basis if it is Permitted Financial Indebtedness under paragraphs (ii) (as it relates to guarantees permitted under Clause 19.15(h) in respect of any Permitted Financial Indebtedness), (vii), (xi) (provided that at the time of the acquisition or other transaction pursuant to which such Financial Indebtedness was incurred and after giving effect to such incurrence on a pro forma basis (a) an Obligor could incur EUR 1 of debt under paragraph (xxii) of the definition of Permitted Financial Indebtedness or (b) the ratio of Senior Net Debt to Annualised EBITDA would not be greater than it was immediately prior to giving pro forma effect to such acquisition or other transaction and to the incurrence of such Financial Indebtedness), (xxii), (xxiii) and (xxiv) of the definition of Permitted Financial Indebtedness and guarantees thereof or any Financial Indebtedness the proceeds of which are used to refinance any Financial Indebtedness secured on a second lien ranking basis by assets subject to the Security.

19.	Senior Unsecured Notes: amend the definition of Senior Unsecured Notes to delete paragraphs (a)(iii) and (a)(iv).

SCHEDULE 8
FIFTH AMENDMENTS, WAIVERS, CONSENTS AND OTHER MODIFICATIONS
All references to Clauses, Paragraphs, Schedules and definitions contained in this Schedule 8 are to Clauses, Paragraphs, Schedules and definitions of the Credit Agreement. All capitalised terms used in this Schedule but not defined shall have the meanings given to such terms in the Credit Agreement.
In this Schedule, references to “recent Liberty precedent” shall be construed to mean any Liberty Global Reference Agreement.

1.
Permitted Financial Indebtedness – Production Facilities: amend the definition of Permitted Financial Indebtedness to include Financial Indebtedness arising under (a) arrangements to fund a production where such funding is only repayable from the distribution revenues of that production or (b) Production Facilities provided that the aggregate amount of Indebtedness under all Production Facilities incurred pursuant to this sub-paragraph (b) does not exceed the greater of (i) €250 million and (ii) 3.0% of Total Assets at any time outstanding.

“Production Facilities” means any bilateral facilities provided by a lender to any member of the Borrower Group to finance a production.

2.
Accession Documents: amend Part 2 of Schedule 2 (Conditions Precedent Documents) and Clause 29.8(a)(v) (Additional Obligors) of the Credit Agreement in order that any member of the Borrower Group or any Permitted Affiliate Parent (as applicable) may accede to the Credit Agreement as an Additional Borrower or an Additional Guarantor under Clause 29.8 (Additional Obligors) without having to enter into Security Documents as required by the Facility Agent as a condition to such accession provided, for the avoidance of doubt, that such Security Documents will be entered into by the relevant acceding party within any original applicable grace period for such accession.

3.	Permitted Security Interests:

(a)	amend the definition of “Permitted Security Interest” to include in addition to the existing “Permitted Security Interests”:

(i)
Security Interests (1) over the segregated trust accounts set up to fund productions, (2) required to be granted over productions to secure production grants granted by regional and/or national agencies promoting film production in the relevant regional and/or national jurisdiction and (3) over assets relating to specific productions funded by Production Facilities; and

(ii)
Security Interests arising solely by virtue of any statutory or common law provisions or customary business provisions relating to banker’s liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a depositary institution.

(b)	delete paragraph (i) of the definition of “Permitted Security Interest” and replace it with the following:

“(i)
over or affecting any asset of any company which becomes a member of the Borrower Group after the date of this Agreement, where such Security Interest is created prior to the date on which such company becomes a member of the Borrower Group (including Security Interests created, incurred or assumed in connection with or in contemplation of the relevant acquisition or transaction); provided, however that such Security Interests may not extend to any other property owned by any member of the Borrower Group (other than pursuant to after-acquired property clauses in effect with respect to such Security Interests at the time of acquisition on property of the type that would have been subject to such Security Interests notwithstanding the occurrence of the relevant acquisition or transaction);”

(c)	delete paragraph (m) of the definition of “Permitted Security Interests” and replace it with the following:

“(m)
any Security Interest over or affecting any asset acquired by a member of the Borrower Group after the date of this Agreement (including Security Interests created, incurred or assumed in connection with or in contemplation of the relevant acquisition or transaction); provided, however that such Security Interests may not extend to any other property owned by any member of the Borrower Group (other than pursuant to after-acquired property clauses in effect with respect to such Security Interests at the time of acquisition on property of the type that would have been subject to such Security Interests notwithstanding the occurrence of the relevant acquisition or transaction);”

4.
Holding Company Expenses: amend the definition of Holding Company Expenses under the Credit Agreement in order that this definition includes equivalent expenses incurred by a Subsidiary of a Parent to those expenses incurred by the Parent and set out at (a), (b) and (c) of that definition and to provide that general corporate overhead expenses including professional fees and expenses and other operational expenses related to the “stewardship” of any member of the Borrower Group including any “treasury transactions” are included within the definition of Holding Company Expenses.

5.	Permitted Credit Facility: amend the definition of Permitted Credit Facility under the Credit Agreement such that it also includes notes, bonds and debentures.

6.	Negative Pledge:

(a)	delete clause 19.8(a) in its entirety and replace it as follows:

“(a)
Each Obligor (other than UPC Broadband Holdco, any Permitted Affiliate Holdco and any Subsidiary of UPC Broadband Holdco or any Permitted Affiliate Holdco which is permitted to issue, and has issued, Holdco Debt) will not permit any Security Interest by any member of the Borrower Group to subsist, arise or be created or extended over all or any part of their respective present or future undertakings, assets, rights or revenues to secure or prefer any present or future Financial Indebtedness of any member of the Borrower Group or any other person, other than:

(i)	Permitted Security Interests; or

(ii)
any Security Interest over any present or future undertakings, assets, rights or revenues that is not subject to Security (such Security Interest, the “Initial Security Interest”) if, contemporaneously with the incurrence of such Initial Security Interest, effective provision is made to secure the Financial Indebtedness due under this Agreement equally and ratably with (or prior to, in the case of any Security Interest with respect to Financial Indebtedness that ranks junior to the Facilities) the Financial Indebtedness secured by such Initial Security Interest so long as such Financial Indebtedness is so secured.”

(b)	include a new clause 19.8(d) as follows:

“(d)
Any Security Interest created pursuant to the proviso described in Clause 19.8(a)(ii) securing of the Financial Indebtedness due under this Agreement will be automatically and unconditionally released and discharged upon the release and discharge of the Initial Security Interest to which it relates (and, to the extent required, the Facility Agent and the Security Agent are hereby irrevocably authorised and instructed by the Lenders to enter into such documentation as is reasonably required to effect such release).

7.
Senior Debt and Total Debt: amend the definitions of Senior Debt and Total Debt to exclude any Financial Indebtedness incurred under the Production Facilities to the extent that it is limited recourse to the assets funded by such facilities.

8.
Annualised EBITDA: amend the definition of Annualised EBITDA in Clause 20.1 (Financial definitions) of the Credit Agreement to provide that, at the option of UPC Broadband, Annualised EBITDA may be determined for any person or the Borrower Group (as applicable) based on the internal financial statements of the Reporting Entity available immediately preceding the date of determination of Annualised EBITDA or the financial statements of the Reporting Entity most recently made available under Clause 19.2(a) of the Credit Agreement.

9.
Solvent Liquidation: Amend Clause 28.4 (Release of Guarantees and Security) of the Credit Agreement to provide for equivalent releases as a result of, and in connection with, any solvent liquidation or dissolution that complies with Clause 19.30 (Internal Reorganisations).

10.	Financial Statements:

(a)
Amend the representation in sub-paragraph (b) of Clause 18.8 (Accounts) of the Credit Agreement to delete the parenthetical “(except that such consolidated financial statements do not include all consolidated Subsidiaries to the extent they are Unrestricted Subsidiaries)”;

(b)	Delete the definition of “Borrower Group Reconciliation” and replace it with the following:

“Borrower Group Reconciliation” means an unaudited schedule to any financial statements of the Reporting Entity delivered in accordance with Clause 19.2 (Financial Information), demonstrating the necessary adjustments that would need to be made to the financial statements of the Reporting Entity to derive financial information applicable to the Borrower Group prepared in accordance with the Relevant Accounting Principles.”; and

(c)	Delete paragraph (a)(vi) and paragraph (b)(i) of Clause 19.2 (Financial Information) and include a new paragraph (d) as follows:
“To the extent that material differences exist between the business, assets, results of operations or financial condition of (i) the Reporting Entity and (ii) the Borrower Group (excluding, for the avoidance of doubt, the effect of any intercompany balances between the Reporting Entity and any member of the Borrower Group), the Company shall provide to the Facility Agent, together with the financial statements delivered under paragraph (a) above, in sufficient copies for all the Lenders, the Borrower Group Reconciliation for the relevant Accounting Period (provided however, that to the extent the Borrower Group Reconciliation for the relevant Accounting Period is filed on the SEC’s website or UPC Broadband’s website, such Borrower Group Reconciliation shall be deemed supplied to the Facility Agent in sufficient copies for all the Lenders)”.

11.	Subordinated Obligations:

(a)
Amend paragraph (xxiv) of the definition of Permitted Financial Indebtedness such that it is a basket for the incurrence of Financial Indebtedness that constitutes Subordinated Obligations (as defined below) provided that (i) (other than in the case of a refinancing of other Subordinated Obligations in the same or a lesser principal amount) on the date of such incurrence and after giving effect thereto on a pro forma basis the Total Net Debt to Annualised EBITDA ratio would not be greater than 5.50:1 and (ii) such Financial Indebtedness is (x) unsecured or (y) secured on a junior ranking basis to the liabilities under the Facilities Agreement and, in each case which constitutes Second Lien Liabilities (under and as defined in the Intercreditor Agreement) or is contractually subordinated to the rights of the Lenders, on terms comparable to, at the election of UPC Broadband:

(A)
the intercreditor agreement most recently entered into by an Affiliate of UPC Broadband prior to the incurrence of such Indebtedness which provides for second lien financing (as amended from time to time) with such adjustments and amendments as agreed between UPC Broadband, the Security Agent and the Facility Agent (acting reasonably in each case);

(B)
an intercreditor agreement (providing for contractual subordination on terms comparable to the Loan Market Association’s form of intercreditor agreement at such time for mezzanine debt) with such adjustments and amendments as agreed between UPC Broadband, the Security Agent and the Facility Agent (acting reasonably in each case);

(C)
without prejudice to the rights of the Facility Agent to seek instructions from the Lenders, any other form of intercreditor agreement agreed between UPC Broadband, the Security Agent and the Facility Agent (acting reasonably in each case) that does not adversely affect the rights of the Lenders in any material respect in each case, and, in each case, the Security Agent and the Facility Agent shall be authorized to enter into such intercreditor agreement without the consent of the Lenders.

(b)
Amend paragraph (bb) of the definition of Permitted Security Interest such that it is a basket for Security Interests to secure any Financial Indebtedness incurred under paragraph (xxiv) of the definition of Permitted Financial Indebtedness as referred to in paragraph (a) above and any guarantees thereof, provided that (i) such Security Interest ranks junior to the Security Interests securing the liabilities under the Credit Agreement and related guarantees, as applicable, and (ii) such Financial Indebtedness and any guarantees thereof constitute Second Lien Liabilities (under and as defined in the Intercreditor Agreement) or are contractually subordinated to the rights of the Lenders, on the terms of an intercreditor agreement as referred to in paragraph (a) above).

(c)	Amend the Credit Agreement to add a new definition of Subordinated Obligations as follows:
“Subordinated Obligation” means any Financial Indebtedness that is expressly subordinate or junior in right of payment to the liabilities under this Agreement pursuant to a written agreement.

(d)
Amend the definition of Senior Debt to also exclude Subordinated Obligations (to the extent such Subordinated Obligations constitute Permitted Financial Indebtedness and other than for the purposes of the calculation of Total Debt).

(e)
Amend Clause 2.3(g)(i) (Additional Facilities) of the Credit Agreement to include an additional requirement that Total Net Debt to Annualised EBITDA is equal to or less than 5.50:1 and to amend the proviso to paragraph (g) to provide that amounts incurred pursuant to sub-paragraph (iii) of that clause substantially concurrently with amounts incurred pursuant to sub-paragraph (i) of that clause will not count as Financial Indebtedness for the purposes of calculating Senior Net Debt and Total Net Debt.

12.
Non-Consenting Lenders: Remove the timing window of 90 days during which UPC Broadband may exercise its rights as set out in Clause 28.9(b) (Replacement of Lenders) such that UPC Broadband may exercise such rights at any time.

13.	Permitted Acquisitions

(a)	Amend limb (o) of the definition of “Permitted Acquisition” to include a 5% Total Assets grower and to be an annual basket;

(b)	Amend the definition of Permitted Acquisition to include in addition to the existing “Permitted Acquisitions”:

(i)
any purchase or acquisition of further share capital in any person in respect of which a member of the Bank Group owns less than a 50 per cent. interest in the share capital or equivalent of such person in the event that the deliverables set out in sub-paragraphs (A) and (B) of paragraph (b)(ii) of the definition of Permitted Joint Venture have previously been delivered to the Facility Agent in connection with the acquisition of any share capital in such person at any time; and

(ii)
any acquisition of tax losses pursuant to the Permitted Payment baskets contemplated by sub-paragraph (xxvii) of the definition of Permitted Payment or by paragraph 14(a) below of this Schedule 8 (Fifth amendments, waivers, consents and other modifications).

14.	Permitted Payments: amend the definition of Permitted Payment to include in addition to the existing “Permitted Payments”:

(a)
“payments in relation to any tax losses received by any member of the Borrower Group from any member of the Wider Group that is not a member of the Borrower Group provided that such payments shall only be made in relation to such tax losses in an amount equal to, in any financial year, the greater of €200 million and 2% of Total Assets (with any unused amounts in any financial year being carried over to the next succeeding financial year); and

(b)
any payment made in connection with any start-up financing or seed funding provided that any such payments shall not exceed an aggregate value equal to the greater of (i) €25,000,000 and (ii) 1.00% of Total Assets.

15.	Permitted Disposals:

(a)	amend limb (xii)(B) of the definition of Permitted Disposal to remove the requirement that the surrendering company receives fair market value for tax losses disposed to any member of the Wider Group;

(b)	amend limb (xxi) of the definition of Permitted Disposal to remove the proviso that replacement assets be secured; and

(c)
amend the definition of “Permitted Disposal” to include any disposal made in connection with any start-up financing or seed funding provided that any such disposals shall not exceed an aggregate value equal to the greater of (i) €25,000,000 and (ii) 1.00% of Total Assets.

16.
Permitted Loans: amend clause 19.15 (Loans and guarantees) of the Credit Agreement to include loans made in connection with any start-up financing or seed funding provided that any such loans shall not exceed an aggregate value equal to the greater of (i) €25,000,000 and (ii) 1.00% of Total Assets.

17.
“EBITDA”: Amend the definition of EBITDA to provide that it means, in relation to any Ratio Period, operating income (expense) plus, at UPC Broadband’s option (except with respect to paragraphs (a) and (b) of that definition), the limbs listed as add backs or deductions to that definition.

18.
“New Group”: amend the Finance Documents to include an ability to redefine the Borrower Group to include a Holding Company of UPC Broadband and that Holding Company’s Subsidiaries (other than the excluded subsidiaries) instead of UPC Broadband and its

Subsidiaries (other than the excluded subsidiaries), provided that the manner in which any such redefinition of the Bank Group is effected is not materially prejudicial to the interests of the Lenders in the opinion of the Facility Agent (acting reasonably).

SIGNATORIES

Facility Agent and Security Agent
THE BANK OF NOVA SCOTIA as Facility Agent
By:     [Signature]                    [Signature]
Authorized Signatory                Authorized Signatory
DIRECTOR                    DIRECTOR

THE BANK OF NOVA SCOTIA as Security Agent
By:    [Signature]                    [Signature]
Authorized Signatory                Authorized Signatory
DIRECTOR                    DIRECTOR

(Signature Page to AP Accession Agreement)

Company
UPC BROADBAND HOLDING B.V.

By: [Signature]    Authorized Signatory
MANAGING DIRECTOR OF LIBERTY GLOBAL MANAGMENT B.V.,
MANAGING DIRECTOR OF UPC BROADBAND HOLDING B.V.

By: [Signature]    Authorized Signatory
MANAGING DIRECTOR OF LIBERTY GLOBAL MANAGMENT B.V.,
MANAGING DIRECTOR OF UPC BROADBAND HOLDING B.V.

(Signature Page to AP Accession Agreement)

Borrower
UPC FINANCING PARTNERSHIP

By: [Signature]    Authorized Signatory
MANAGING DIRECTOR OF LIBERTY GLOBAL MANAGEMENT B.V.,
BEING THE SOLE MANAGING DIRECTOR OF UPC HOLDING B.V.,
IN ITS CAPACITY AS MANAGING PARTNER OF UPC FINANCING PARTNERSHIP

By: [Signature]    Authorized Signatory
MANAGING DIRECTOR OF LIBERTY GLOBAL MANAGEMENT B.V.,
BEING THE SOLE MANAGING DIRECTOR OF UPC HOLDING B.V.,
IN ITS CAPACITY AS MANAGING PARTNER OF UPC FINANCING PARTNERSHIP

(Signature Page to AP Accession Agreement)

Additional Facility AP Lender
THE BANK OF NOVA SCOTIA

By:    [Signature]        Authorized Signatory
DIRECTOR

By:    [Signature]        Authorized Signatory
DIRECTOR

(Signature Page to AP Accession Agreement)